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                                                                    EXHIBIT 99.1


           METRO GLOBAL MEDIA, INC. ANNOUNCES APPOINTMENT OF NEW CFO


     Cranston, RI - (PR Newswire) - December 21, 2000 - Metro Global Media, Inc. (NQB: MGBL), announces the appointment of Louis T. Turcotte as Chief Financial Officer, Treasurer, Secretary and Director. This announcement follows the resignation of Janet M. Hoey as CFO, Secretary, Treasurer and Director on November 17, 2000.

     Mr. Turcotte has been a certified public accountant since 1972 and is a member of both the American Institute of CPA's and the Rhode Island Society of CPA's. Prior to joining Metro Global, Mr. Turcotte was the Chief Financial Officer and Treasurer for Capital Video Corporation, a chain of 30 adult retail specialty stores which is the Company's largest customer and where he began as the Controller in September of 1998.


About Metro Global Media, Inc.

     Metro Global Media is an international adult entertainment and multimedia enterprise. Based in Chatsworth, California and Cranston, Rhode Island, the Company incorporated in 1987 and became the first adult company to list its shares with the national stock exchanges. Through its wholly-owned subsidiaries, Metro produces adult film, video, DVD and internet entertainment, as well as publishes and distributes adult magazines and packages programming for cable and satellite broadcast. For additional information about the Company, visit their corporate website, www.metroglobal.com.

     This Press Release contains "forward-looking statements" as to expectations, beliefs, plans, objectives and future financial performance. Such forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. One such factor that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements would be government actions or initiatives, such as attempt to limit or otherwise regulate the sale of adult-oriented materials, including print, video and online materials.

For more information, contact:

L.R. INTERNATIONAL CONSULTANTS, INC.:

PETER MCGOLDRICK
Phone (516) 593-0568
Fax   (516) 593-4035

www.ir-pr.com